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                                                                      Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to incorporation by reference in the registration statements (Nos. 333-76578, 333-41154, 333-41156, 333-43060 and 333-59776) on Form S-3 and (Nos.
333-97437 333-96151, 333-31356 and 333-39586) on Form S-8 of EasyLink Services
Corporation of our report dated February 27, 2003, relating to the consolidated balance sheets of EasyLink Services Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' (deficit) equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, Annual Report on Form 10-K of EasyLink Services Corporation.

Our report dated February 27, 2002, contains two explanatory paragraphs. The first explanatory paragraph states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency and stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The second explanatory paragraph states that the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, and Amendment of FASB Statement No. 13, Technical Corrections" in the year ended December 31, 2002.

                                                  /s/ KPMG LLP
                                                  ------------------------------

New York, New York
March 31, 2003